Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Denny’s Corporation:

We consent to the use of our reports dated February 24, 2020, with respect to the consolidated balance sheets of Denny’s Corporation and subsidiaries as of December 25, 2019 and December 26, 2018, and the related consolidated statements of income, comprehensive income, shareholders’ deficit, and cash flows for each of the years in the three-year period ended December 25, 2019, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 25, 2019, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report on the consolidated financial statements refers to changes in the method of accounting for leases due to the adoption of Accounting Standards Update (ASU) 2016-02, Leases (Topic 842) and all subsequent ASUs that modified Topic 842 and for revenue from contracts with customers due to the adoption of ASU 2014-09, Revenue from Contracts with Customers (Topic 606) and all subsequent ASUs that modified Topic 606.

/s/ KPMG LLP

Greenville, South Carolina
June 8, 2020